                                                          Exhibit 10(c)














                               CREDIT AGREEMENT

                                    among


                     PENNSYLVANIA POWER & LIGHT COMPANY,


                                THE LENDERS,


                                    and


                    THE FIRST NATIONAL BANK OF CHICAGO,
                         Individually and as Agent


                        Dated as of March 14, 1996

                                  TABLE OF CONTENTS



ARTICLE I.   DEFINITIONS ................................................   1


ARTICLE II.   THE CREDITS ...............................................   8

	2.1.   Commitment .................................................   8
	2.2.   Required Payments; Termination .............................   9
	2.3.   Ratable Loans ..............................................   9
	2.4.   Types of Advances ..........................................   9
	2.5.   Minimum Amount of Each Advance .............................   9
	2.6.   Optional Principal Payments ................................   9
	2.7.   Method of Selecting Types and Interest Periods for
             Initial Advances ...........................................   9
	2.8.   Conversion and Continuation of Advances ....................  10
	2.9.   Application of Interest Rates, etc. ........................  10
	2.10.  Rates Applicable After Default .............................  11
	2.11.  Method of Payment ..........................................  11
	2.12.  Telephonic Notices .........................................  11
	2.13.  Interest Payment Dates; Interest Basis .....................  12
	2.14   Notification of Advances, Interest Rates, Prepayments
             and Commitment Reductions ..................................  12
	2.15.  Lending Installations ......................................  12
	2.16.  Non-Receipt of Funds by the Agent ..........................  13
	2.17.  Withholding Tax Exemption ..................................  13


ARTICLE III.   CHANGE IN CIRCUMSTANCES ..................................  14

	3.1.   Yield Protection ...........................................  14
	3.2.   Changes in Capital Adequacy Regulations ....................  14
	3.3.   Availability of Types of Advances ..........................  15
	3.4.   Funding Indemnification ....................................  15
	3.5.   Lender Statements; Survival of Indemnity ...................  15


ARTICLE IV.   CONDITIONS PRECEDENT ......................................  16



ARTICLE V.   REPRESENTATIONS AND WARRANTIES .............................  17

	5.1.   Corporate Status ...........................................  17
	5.2.   Authority; No Conflict .....................................  17
	5.3.   Legality, Etc. .............................................  17
	5.4.   Financial Statements .......................................  18
	5.5.   Litigation .................................................  18
	5.6.   No Violation ...............................................  18
	5.7.   ERISA ......................................................  18
	5.8.   Consents ...................................................  18
	5.9.   Subsidiaries ...............................................  18
	5.10.  Limitation Event ...........................................  19
	5.11.  Investment Company Act .....................................  19
	5.12.  Public Utility Holding Company Act .........................  19


ARTICLE VI.   COVENANTS .................................................  19

	6.1.   Financial Statements .......................................  19
	6.2.   Mergers ....................................................  20


ARTICLE VII.   DEFAULTS .................................................  20

	7.1.   Representations, Etc. ......................................  20
	7.2.   Principal and Interest .....................................  20
	7.3.   Defaults Under Other Agreements.............................  20
	7.4.   Bankruptcy, Etc. ...........................................  21
	7.5.   Other Covenants ............................................  21


ARTICLE VIII.   AMENDMENTS; PRESERVATION OF RIGHTS ......................  22

	8.1.   Amendments .................................................  22
	8.2.   Preservation of Rights .....................................  23


ARTICLE IX.   GENERAL PROVISIONS ........................................  23

	9.1.   Survival of Representations ................................  23
	9.2.   Governmental Regulation ....................................  23
	9.3.   Taxes ......................................................  23
	9.4.   Headings ...................................................  23
	9.5.   Entire Agreement ...........................................  24
	9.6.   Several Obligations; Benefits of this Agreement ............  24
	9.7.   Expenses; Indemnification ..................................  24
	9.8.   Numbers of Documents .......................................  24
	9.9.   Accounting .................................................  24
	9.10.  Severability of Provisions .................................  25
	9.11.  Nonliability of Lenders ....................................  25
	9.12.  Choice of Law ..............................................  25
	9.13.  Consent to Jurisdiction ....................................  25
	9.14.  Waiver of Jury Trial........................................  26
	9.15.  Confidentiality ............................................  26


ARTICLE X.   THE AGENT ..................................................  26

	10.1.  Appointment ................................................  26
	10.2.  Powers .....................................................  26
	10.3.  General Immunity ...........................................  26
	10.4.  No Responsibility for Loans, Recitals, etc. ................  26
	10.5.  Action on Instructions of Lenders ..........................  27
	10.6.  Employment of Agents and Counsel ...........................  27
	10.7.  Reliance on Documents; Counsel .............................  27
	10.8.  Agent's Reimbursement and Indemnification ..................  27
	10.9.  Rights as a Lender .........................................  28
	10.10. Lender Credit Decision .....................................  28
	10.11. Successor Agent ............................................  28
	10.12. Agent's Fee ................................................  29


ARTICLE XI.   SETOFF; RATABLE PAYMENTS ..................................  29

	11.1.  Setoff .....................................................  29
	11.2.  Ratable Payments ...........................................  29


ARTICLE XII.   BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS ........  30

	12.1.  Successors and Assigns .....................................  30
	12.2.  Participations..............................................  30
	       12.2.1.  Permitted Participants; Effect ....................  30
	       12.2.2.  Voting Rights .....................................  31
	       12.2.3.  Benefit of Setoff .................................  31
	12.3.  Assignments ................................................  31
	       12.3.1.  Permitted Assignments .............................  31
	       12.3.2.  Effect; Effective Date ............................  31
	12.4.  Dissemination of Information ...............................  32
	12.5.  Tax Treatment ..............................................  32


ARTICLE XIII.   NOTICES .................................................  33

	13.1.  Giving Notice ..............................................  33
	13.2.  Change of Address ..........................................  33


ARTICLE XIV.   COUNTERPARTS .............................................  33



	EXHIBITS

EXHIBIT "A"  -  Note ....................................................  38
EXHIBIT "B"  -  Form of Opinion .........................................  40
EXHIBIT "C"  -  Officer' Certificate ...................................  42
EXHIBIT "D"  -  Assignment Agreement ....................................  43
EXHIBIT "E"  -  Loan/credit Related Money Transfer Instruction ..........  54

                      PENNSYLVANIA POWER & LIGHT COMPANY
                            TERM CREDIT AGREEMENT

	This Agreement, dated as of March 14, 1996, is among Pennsylvania Power & Light Company, the Lenders and The First National Bank of Chicago, as Agent.
 The parties hereto agree as follows:



                                   ARTICLE I

                                  DEFINITIONS

	As used in this Agreement:

	"Advance" means, with respect to the Borrowing, a portion of the Borrowing accruing interest at a certain set or designated Rate Option and, in the case of a Eurodollar Advance, for a certain set or designated Interest Period.

	"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

	"Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

	"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

	"Agreement" means this term credit agreement, as it may be amended or modified and in effect from time to time.

	"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day or (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

	"Applicable Margin" means:

	(I) from the date of this Agreement through the third anniversary thereof (a) at all times that the Borrower's First Mortgage Bond ratings are at Level I, .35%; (b) at all times that the Borrower's
First Mortgage Bond ratings are at Level II, .40%; (c) at all times that the Borrower's First Mortgage Bond ratings are at Level
III, .45%; (d) at all times that the Borrower's First Mortgage
Bond ratings are at Level IV, .55%; and (e) at all times that the Borrower's First Mortgage Bond ratings are at Level V, .80%; and

	(II) after the third anniversary of the date of this Agreement (a) at all times that the Borrower's First Mortgage Bond ratings are at Level I, .45%; (b) at all times that the Borrower's First Mortgage
Bond ratings are at Level II, .50%; (c) at all times that the Borrower's First Mortgage Bond ratings are at Level III, .55%; (d) at all times that the Borrower's First Mortgage Bond ratings are at Level IV, .65%; and (e) at all times that the Borrower's First
Mortgage Bond ratings are at Level V, .90%.

Each change in the Applicable Margin resulting from a change in the rating of the Borrower's First Mortgage Bonds by either rating agency shall take effect at the time such change in such rating is publicly announced by the relevant rating agency. At all times when either the Borrower has no First Mortgage Bonds or the Borrower's First Mortgage Bonds are not rated, the Borrower shall be deemed to be at Level V.

	"Article" means an article of this Agreement unless another document is specifically referenced.

	"Authorized Officer" means any of the Senior Vice President-Financial, Vice President-Finance, or Treasurer of the Borrower or any other Person designated in writing by the Treasurer of the Borrower, acting singly.

	"Borrower" means Pennsylvania Power & Light Company, a Pennsylvania corporation, and its permitted successors and assigns.

	"Borrowing" means the single borrowing made pursuant to Section 2.1 of this Agreement, consisting of the aggregate of the several extensions of credit provided by the Lenders, which borrowing bears interest at the Eurodollar Rate or the Floating Rate, or a combination thereof, as selected by the Borrower pursuant to Sections 2.7 and 2.8.

	"Borrowing Date" means the date on which the Borrowing is made hereunder.

	"Borrowing Notice" is defined in Section 2.7.

	"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and
(ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

	"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

	"Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

	"Conversion/Continuation Notice" is defined in Section 2.8.

	"Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

	"Default" means an event described in Article VII.

	"Disclosure Documents" means, collectively, the Borrower's (i) Annual Report to the SEC on Form 10-K for the year 1994; (ii) Quarterly Reports to the SEC on Form 10-Q for the quarterly periods ended March 31, 1995, June 30, 1995, and September 30, 1995; (iii) Periodic Reports filed subsequent to the Borrower's Annual Report described in clause (i) above but prior to the the date of this Agreement; and (iv) if available to the Agent and the Lenders prior to the date of this Agreement, Annual Report to the SEC on Form 10-K for the year 1995.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

	"Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

	"Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Agent to be the arithmetic average of the rates reported to the Agent by each Reference Bank as the rate at which deposits in U.S. dollars are offered by such Reference Bank to first-class banks in the London interbank market at approximately
11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of such Reference Bank's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period. If any Reference Bank fails to provide such quotation to the Agent, then the Agent shall determine the Eurodollar Base Rate on the basis of the quotations of the remaining Reference Bank(s).

	"Eurodollar Loan" means a Loan which bears interest at a Eurodollar
Rate.

	"Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, a rate per annum equal to the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

	"Facility Termination Date" means March 14, 2001.

	"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

	"First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

	"Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

	"Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

	"Floating Rate Loan" means a Loan which bears interest at the Floating
Rate.

	"Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three, or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three, or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

	"Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

	"Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

	"Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

	"Level" means any of Level I, Level II, Level III, Level IV, or Level V.

	"Level I" means, with respect to the Borrower's First Mortgage Bonds, a rating equal to or better than A- from S&P or A3 from Moody's.

	"Level II" means, with respect to the Borrower's First Mortgage Bonds, a rating equal to or better than BBB+ from S&P or Baa1 from Moody's but less than a rating that would place the Borrower at Level I.

	"Level III" means, with respect to the Borrower's First Mortgage Bonds, a rating equal to or better than BBB from S&P or Baa2 from Moody's but less than a rating that would place the Borrower at Level I or Level II.

	"Level IV" means, with respect to the Borrower's First Mortgage Bonds, a rating equal to or better than BBB- from S&P or Baa3 from Moody's but less than a rating that would place the Borrower at Level I, Level II or Level III.

	"Level V" means, with respect to the Borrower's First Mortgage Bonds, a rating equal to or lower than BB+ from S&P and Ba1 from Moody's.

	"Limitation Event" shall mean and include each of the following:

	     (1)   A nuclear incident (as that term is defined in 42 U.S.C.
Section 2014 or any similar statute enacted in its place) involving or connected in any way with any facility of the Borrower utilizing nuclear fuel or any portion thereof shall have occurred, which nuclear incident may give rise to an aggregate liability, or to damage, destruction or personal injury, in excess of $50,000,000; or

	     (2) Any facility of the Borrower utilizing nuclear fuel cannot be (in the good faith determination of the Borrower) used by the Borrower for a period of 12 months because (i) a necessary license or other necessary public authorization, order, consent or approval cannot be obtained or is revoked, withheld or suspended, (ii) the utilization of such license, authorization, order, consent or approval is made subject to specified conditions which cannot be met, (iii) an injunction has been entered enjoining the operation or materially impairing the use of such facility or (iv) such facility has suffered substantial damage
(including, without limitation, contamination); or

	     (3) There shall have occurred a loss of the title to, ownership of, or use and possession of, any facility of the Borrower utilizing nuclear fuel, or any substantial portion of such facility, as the result of, or in anticipation of, the exercise of any right of condemnation or eminent domain pursuant to any law, general or special, or by reason of the temporary or permanent requisition of such facility by any governmental authority (civil or military).

	"Loan" means, with respect to an individual Lender, the portion of an Advance to be provided by such Lender, calculated by multiplying the amount of such Advance by a percentage representing the ratio such Lender's Commitment bears to the Aggregate Commitment.

	"Loan Documents" means this Agreement and the Notes.

	"Moody's" means Moody's Investors Service, Inc., or any successor thereto.

	"Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

	"Notice of Assignment" is defined in Section 12.3.2.

	"Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

	"Officer's Certificate" means a certificate, in substantially the form of Exhibit "C" hereto, duly executed by the Treasurer or another principal financial officer of the Borrower.

	"Participants" is defined in Section 12.2.1.

	"Payment Date" means the last day of each March, June, September and December.

	"Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

	"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

	"Purchasers" is defined in Section 12.3.1.

	"Rate Option" means the Eurodollar Rate or the Floating Rate.

	"Reference Banks" means First Chicago, Credit Suisse, and The Bank of
New York.

	"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

	"Required Lenders" means Lenders in the aggregate having at least 66_% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66_% of the aggregate unpaid principal amount of the outstanding Advances.

	"Reset Date" means the effective date of a conversion or continuation of an Advance pursuant to Section 2.8, which shall be the effective date that a Rate Option and, with respect to a Eurodollar Advance, Interest Period of an Advance are set or designated under this Agreement.

	"Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities (as defined therein).

	"S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

	"SEC" means the Securities and Exchange Commission.

	"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

	"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

	"Transferee" is defined in Section 12.4.

	"Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

	"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

	"Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

	The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.



                                    ARTICLE II

                                   THE CREDITS


	2.1. Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make extensions of credit to the Borrower on the Borrowing Date in the form of loans in amounts not to exceed in the aggregate the amount of its Commitment. Upon the making of the initial Advances comprising the Borrowing hereunder and at all times thereafter, the Commitment of each Lender shall automatically reduce to the amount of Loans by such Lender then outstanding. The Borrower will use the proceeds of the Borrowing to refinance the principal and related call premium on the Borrower's $40,000,000 principal amount of 8.125% First Mortgage Bonds due June 1999 and $75,000,000 principal amount of 7.625% First Mortgage Bonds due 2002 and to pay expenses related to such refinancing. The Commitments to lend hereunder shall expire on the Facility Termination Date. Principal payments made hereunder may not be reborrowed.

	2.2. Required Payments; Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

	2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

	2.4. Types of Advances. The Advances may be Floating Rate Advances, Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8.

	2.5. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unutilized Aggregate Commitment.

	2.6. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day's prior notice to the Agent. The Borrower may from time to time pay all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent, subject to Section 3.4.

	2.7. Method of Selecting Types and Interest Periods for Initial Advances. The Borrower shall select the Rate Option and, in the case of each Eurodollar Advance, the Interest Period applicable on the Borrowing Date to each initial Advance. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date for each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

	(i)     the Borrowing Date, which shall be a Business Day,

	(ii)    the aggregate amount of such Advance,

	(iii)   the Rate Option selected for such Advance, and

	(iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on the Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

	2.8. Conversion and Continuation of Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type (or, if more than one, Types) of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the requested Reset Date, specifying:

	(i) the Reset Date for such existing Advance, which shall be a Business Day;

	(ii) the aggregate amount of and Rate Option for the Advance which is to be converted or continued; and

	(iii) the amount(s) of new Advance(s) and Rate Option(s) into which such existing Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar
Advance, the duration of the Interest Period applicable thereto.

	2.9. Application of Interest Rates, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date.

	2.10. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required
Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that
(i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

	2.11. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.
The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

	2.12. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and Rate Options and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

	2.13. Interest Payment Dates; Interest Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365- or 366-day year, as appropriate. Interest on Eurodollar Advances shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

	2.14. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Each Reference Bank agrees to furnish timely information for the purpose of determining the Eurodollar Rate.

	2.15. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change the Lending Installation at which it books its Loans from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made. Each Lender shall use its best efforts to minimize any additional cost (if any) to the Borrower as a result of a change of Lending Installation (including, if appropriate, a return to a prior Lending Installation at such time as the circumstances giving rise to a change of Lending Installation are no longer in effect), but no Lender shall be required to take or omit to take any action which action or omission would be economically or legally disadvantageous to such Lender.

	2.16. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

	2.17. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Any such Lender that fails to provide appropriate forms or other documents to the Borrower and the Agent in accordance with this Section 2.17 agrees to indemnify the Borrower and the Agent in full for any costs, fines, penalties, or other liabilities imposed on either the Borrower or the Agent, or both, for any failure to withhold taxes.



                                   ARTICLE III

                             CHANGE IN CIRCUMSTANCES


	3.1. Yield Protection. If any change after the date of this Agreement in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

	(i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

	(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending
Installation (other than reserves and assessments taken into account in determining interest rates applicable to Eurodollar
Advances), or

	(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

	3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means
(i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

	3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances to be converted to Floating Rate Advances.

	3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by one or more of the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

	3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver to the Borrower and the Agent a written statement of such Lender as to the amount due, if any, under Sections 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.



                                     ARTICLE IV

                               CONDITIONS PRECEDENT


	The Lenders shall not be required to fund the Borrowing hereunder unless the Borrower has furnished to the Agent with sufficient copies for the
Lenders:

	4.1. Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

	4.2. Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

	4.3. An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to select
Rate Options and Types of Advances hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

	4.4. A certificate, signed by the chief financial officer of the Borrower, stating that on the Borrowing Date the representations and warranties contained in Article V are true and correct and no Default or Unmatured Default has occurred and is continuing.

	4.5. A written opinion of the Borrower's counsel, addressed to the Lenders in substantially the form of Exhibit "B" hereto.

	4.6.   Notes payable to the order of each of the Lenders.

	4.7. Written money transfer instructions, in substantially the form of Exhibit "E" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

	4.8. Payment in full of all amounts due upon the execution of this Agreement.

	4.9. Such other documents as any Lender or its counsel may have reasonably requested.



                                      ARTICLE V

                           REPRESENTATIONS AND WARRANTIES


	In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties to the Lenders:

	5.1. Corporate Status. The Borrower is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power to make and perform this Agreement and the Notes and to borrow hereunder.

	5.2. Authority; No Conflict. The making and performance by the Borrower of this Agreement, and the Notes to be executed and delivered by it as contemplated by this Agreement, have been duly authorized by all necessary corporate action and do not and will not violate any provision of law or regulation, or any decree, order, writ or judgment, or any provision of its charter or by-laws, or result in the breach of or constitute a default under any indenture or other agreement or instrument to which it is a part.

	5.3. Legality, Etc. This Agreement constitutes and, when delivered, the Notes will constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms except to the extent limited by bankruptcy, insolvency or reorganization laws or by other laws relating to or affecting the enforceability of creditors' rights generally and by general equitable principles which may limit the right to obtain equitable remedies.

	5.4. Financial Statements. The financial statements of the Borrower for the year ended as at December 31, 1994 furnished to the Lenders, fairly present the financial position of the Borrower at December 31, 1994 and the results of its operations for the year then ended. Since that date there has been no adverse change in the business, assets, financial condition or operations of the Borrower which would materially and adversely affect the ability of the Borrower to perform any of its obligations hereunder or under the Notes.

	5.5. Litigation. Except as disclosed in or contemplated by the Disclosure Documents furnished to the Lenders, no litigation, arbitration or administrative proceeding is pending or, to the knowledge of the Borrower, threatened, which, if determined adversely to the Borrower, would materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement or the Notes. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Borrower, threatened which questions the validity of this Agreement or the Notes.

	5.6. No Violation. No part of the proceeds of the Borrowing will be used, directly or indirectly, by the Borrower for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulations G, U or X of said Board of Governors. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock".

	5.7. ERISA. The issuance of the Notes hereunder will not cause the Borrower to be engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code and there have not been any "reportable events," as that term is defined in Section 4043 of ERISA, which would result in a material liability to the Borrower.

	5.8. Consents. No authorization, consent or approval from governmental bodies or regulatory authorities is required for the making and performance of this Agreement by the Borrower and the execution and delivery of the Notes issued or proposed to be issued by the Borrower hereunder, except such authorizations, consents and approvals (including the approval of the Pennsylvania Public Utility Commission) as have been obtained prior to the making of any Loans and are in full force and effect at the time of the making of each Loan.

	5.9. Subsidiaries. The assets of all Subsidiaries of the Borrower do not comprise in the aggregate more than 20% of the total consolidated assets of the Borrower.

	5.10. Limitation Event. No Limitation Event has occurred with respect to the business, operation or condition (financial or otherwise) of the Borrower which materially and adversely affects the ability of the Borrower to perform any of its obligations hereunder or under the Notes.

	5.11. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

	5.12. Public Utility Holding Company Act. The Borrower is an "exempt holding company" within the meaning of the Act by virtue of Section 3(a)(2) thereof. Such exemption is in full force and effect.


                                  ARTICLE VI

                                   COVENANTS


	While this Agreement is in effect and until the Aggregate Commitment has been terminated and all Obligations hereunder and under the Notes shall have been paid in full, the Borrower agrees that:

	6.1.   Financial Statements.  It will furnish to each Lender:

	     (a) within 120 days after the end of each of its fiscal years an auditors' report, including a balance sheet as at the close of such fiscal year and statements of income, shareowners' common equity and cash flows for such year, prepared in conformity with generally accepted accounting principles, with an opinion expressed by Price Waterhouse LLP or other independent auditors of recognized standing selected by the Borrower;

	     (b) within 60 days after the end of each of the first three quarters in each of the Borrower's fiscal years, a balance sheet as at the close of such quarterly period and statements of income, shareowners' common equity and cash flows for such quarterly period, prepared in conformity with generally accepted accounting principles;

	     (c) within 120 days after the end of each of its fiscal years, a copy of the Borrower's Form 10-K Report to the SEC and within 60 days after the end of the first three quarters in each of the Borrower's fiscal years, a copy of the Borrower's Form 10-Q Report to the SEC;
provided, that the Borrower's obligations under this Section 6.1(c) may be satisfied by delivery of Forms 10-K and Forms 10-Q of a holding company of the Borrower, so long as such statements set forth separate information for the Borrower and its consolidated Subsidiaries;

	     (d) from time to time, with reasonable promptness, such further information regarding the Borrower's business affairs and financial condition as such Lender may reasonably request; and

	     (e) upon acquiring knowledge of the existence of an Unmatured Default or Default, the Borrower will promptly deliver to each Lender a certificate of a financial officer of the Borrower specifying: (i) the nature of such Unmatured Default or Default, (ii) the period of the existence thereof, and (iii) the actions that the Borrower proposes to take with respect thereto.

	The financial statements required to be furnished pursuant to clauses
(a) and (b) above shall be accompanied by an Officer's Certificate.

	6.2. Mergers. It will not merge or consolidate (other than a merger or consolidation under which the Borrower is the surviving corporation) with any Person or, except in the ordinary course of its business, dispose of all or substantially all of its assets.



                                 ARTICLE VII

                                   DEFAULTS


	Upon the occurrence of any of the following events (each a "Default"):

	7.1. Representations, Etc. Any certificate furnished by the Borrower to the Lenders pursuant hereto shall prove to have been incorrect in any material respect or any of the representations and warranties made by the Borrower herein or in connection herewith shall prove to have been incorrect in any material respect when made; or

	7.2. Principal and Interest. The Borrower shall fail to make any payment of principal on any Note when due or the Borrower shall fail to make any payment of interest on any Note or any other payment payable by the Borrower hereunder within 10 days of the due date thereof; or

	7.3. Defaults Under Other Agreements. The Borrower shall default in the payment of the principal of or interest on any obligation (other than hereunder) for borrowed money beyond any period of grace provided with respect thereto and the aggregate amount of any such default or defaults shall exceed $10,000,000 during the term of this Agreement; or the Borrower shall default in the performance or observance of any other agreement, term or condition contained therein or in any other agreement or indenture pursuant to which any such obligation is created or by which it is secured for such period of time as would cause, or permit the holder or holders of such obligations (or a trustee or other Person on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity or a portion thereof to be prepaid (other than by a regularly scheduled required prepayment) prior to such stated maturity and the aggregate amount of such obligation or obligations shall exceed $10,000,000 during the term of this Agreement; or

	7.4. Bankruptcy, Etc. The Borrower shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or such case is controverted but is not dismissed within 60 days after the commencement of the case; or the Borrower is not generally paying its debts as they become due; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or the Borrower commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar laws of any jurisdiction whether now or hereafter in effect relating to the Borrower or there is commenced against the Borrower any such proceeding which remains undismissed for a period of 60 days or the Borrower is adjudicated insolvent or bankrupt; or the Borrower fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian or the like for its or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 60 days; or the Borrower makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing; or

	7.5. Other Covenants. Either (a) the Borrower shall fail to perform its obligations under Section 6.1(e) and any such failure shall remain unremedied for a period of 30 days, or (b) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days after written notice thereof shall have been received by the Borrower from the Agent or the Required Lenders;

then, and in any such event, and at any time thereafter, if any Default shall then be continuing, either or both of the following actions may be taken: (i) the Agent, at the direction of the Required Lenders, shall by written notice to the Borrower, declare the principal of and accrued interest in respect of all of the Notes to be, whereupon the same and all other amounts due hereunder shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Notes to the contrary notwithstanding, and (ii) the Agent, at the direction of the Required Lenders, shall by written notice to the Borrower, declare the Aggregate Commitment terminated, whereupon the Commitment of each Lender and the obligation of each Lender to make its Loans hereunder shall terminate immediately; provided that if an Event of Default described in Section 7.4 shall occur, the result which would otherwise occur only upon the giving of written notice by the Agent to the Borrower as specified in clauses (i) and (ii) above shall occur automatically without the giving of any such notice and without any instruction by the Required Lenders to give such notice. If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.4) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.



                                    ARTICLE VIII

                         AMENDMENTS; PRESERVATION OF RIGHTS


	8.1. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

	(i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

	(ii)    Reduce the percentage specified in the definition of Required
Lenders.

	(iii) Reduce the amount or extend the payment date for the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

	(iv)   Amend this Section 8.1.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

	8.2. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.



                                  ARTICLE IX

                             GENERAL PROVISIONS


	9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

	9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

	9.3. Taxes. Any taxes (excluding income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

	9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

	9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

	9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

	9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents, subject to the terms of that certain letter agreement between the Agent and the Borrower dated October 27, 1995. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder provided that such indemnification shall not extend to disputes among the Agent and the Lenders. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

	9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

	9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles, except that any determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

	9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

	9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

	9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF
ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

	9.13. CONSENT TO JURISDICTION. EACH OF THE BORROWER, THE AGENT, AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. IN THE EVENT THAT ANY SUCH UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO DOES NOT ACCEPT SUCH JURISDICTION, NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

	9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

	9.15. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials,
(iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4.



                                   ARTICLE X

                                   THE AGENT


	10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this
Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

	10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.
 The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

	10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

	10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in
Article IV, except receipt of items required to be delivered to the Agent;
(iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

	10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

	10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

	10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

	10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

	10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

	10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

	10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders and with the consent of the Borrower (which shall not be unreasonably withheld or delayed), a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders and with the consent of the Borrower (which shall not be unreasonably withheld or delayed), a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

	10.12. Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated October 27, 1995.



                                 ARTICLE XI

                          SETOFF; RATABLE PAYMENTS


	11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

	11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.



                                ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


	12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

	12.2.   Participations.

	     12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

	     12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

	     12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

	12.3.   Assignments.

	     12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents, provided that any such assignment shall be in a minimum amount equal to
the lesser of the assigning Lender's Commitment or $10,000,000.   Such
assignment shall be substantially in the form of Exhibit "D" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed.

	     12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit
"I" to Exhibit "D" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment.
 The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement
Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

	12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, provided that each Transferee and prospective Transferee agrees to be bound by Section 9.15 of this Agreement.

	12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.17.



                                 ARTICLE XIII

                                   NOTICES


	13.1. Giving Notice. Except as otherwise permitted by Section 2.12 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

	13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.



                                ARTICLE XIV

                                COUNTERPARTS


	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

	IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.


                                    PENNSYLVANIA POWER & LIGHT COMPANY

                                    By: _/s/ John R. Biggar_________________
                                                John R. Biggar
                                                Vice President - Finance and
                                                Treasurer

                                          Two North Ninth Street
                                          Allentown, Pennsylvania  18101-1179

                                    Attention:   Treasurer

                                    Telecopier:  (610) 774-5106


     Commitments


	$25,000,000                   THE FIRST NATIONAL BANK OF
                                      CHICAGO, Individually and as Agent

                                    By: __/s/ Kenneth J. Bauer_______________
                                                Kenneth J. Bauer
                                                Authorized Agent

                                             One First National Plaza
                                             Chicago, Illinois  60670

                                    Attention:   Electric, Gas &
                                                 Telecommunications Division

                                    Telecopier:  (312) 732-3055

	$24,000,000                   CREDIT SUISSE

                                    By: __/s/ Andrea E. Shkane_______________
                                    Print Name: Andrea E. Shkane_____________
                                    Title: Member of Senior Management_______

                                    By: __/s/ Thomas G. Muoio________________
                                    Print Name: _Thomas G. Muoio_____________
                                    Title: ______Associate___________________

                                                12 East 49th Street
                                                New York, New York 10017

                                    Attention:   Mid-Atlantic Group

                                    Telecopier:  (212)  238-5389


	$20,000,000                   MELLON BANK

                                    By: __/s/ Mary Ellen Usher_______________
                                                Mary Ellen Usher
                                                Vice President

                                                One Mellon Bank Center
                                                Room 4425
                                                Pittsburgh, Pennsylvania 15258

                                    Attention:  Energy and Utilities Group

                                    Telecopier: (412)  234-8888

	$10,000,000                   THE BANK OF NEW YORK

                                    By:  ____/s/ Nathan S. Howard____________
                                    Print Name:  __Nathan S. Howard__________
                                    Title:  ___Vice President________________

                                                One Wall Street
                                                New York, New York  10286

                                    Attention:  Nathan Howard
                                                Vice President

                                    Telecopier: (212) 635-7923


	$10,000,000                   SANWA BANK

                                    By:  ____/s/ Christian Kambour___________
                                    Print Name:  __Christian Kambour_________
                                    Title:  _______Assistant Vice President__

                                                55 East 52nd Street
                                                New York, New York  10055

                                    Attention:  _____________________________

                                    Telecopier: (212) 754-1304


	$10,000,000                   TORONTO DOMINION (TEXAS), INC

                                    By:  ___/s/_Diane_Bailey_________________
                                    Print Name:  ____Diane_Bailey____________
                                    Title:  _________Vice_President__________

                                                909 Fannin, Suite 1700
                                                Houston, Texas  77010

                                    Attention:  Diane Bailey

                                    Telecopier: (713) 951-9921

	$10,000,000                   UNION BANK OF SWITZERLAND

                                    By: _/s/_Paul_R._Morrison________________
                                    Print Name: __Paul_R._Morrison___________
                                    Title: _______Vice_President_____________

                                    By: __/s/_Robert_A._High_________________
                                    Print Name: __Robert_A._High_____________
                                    Title: _______Assistant_Treasurer________

                                                299 Park Avenue, 31st Floor
                                                New York, New York  10171-0026

                                    Attention:  Paul R. Morrison

                                    Telecopier: (212) 821-3878


	$7,000,000                    CHEMICAL BANK


                                    By:  _____/s/_Jane_Ritchie_______________
                                                Jane Ritchie
                                                Vice President

                                                270 Park Avenue, 10th Floor
                                                New York, New York  10017-2070

                                    Attention:  Jane Ritchie
                                                Utilities Group

                                    Telecopier: (212) 270-5007

	____________
	$116,000,000

	EXHIBIT "A"

	NOTE


$_____________                                    _______________, 19____


	PENNSYLVANIA POWER & LIGHT COMPANY, a Pennsylvania corporation (the "Borrower"), promises to pay to the order of _____________________ (the "Lender") the lesser of the principal sum of _____________________ Dollars or the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as the same may be amended or modified, the "Agreement") hereinafter referred to, in immediately available funds at the main office of The First National Bank of Chicago in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

	The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

	This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of March 14, 1996 among the Borrower, The First National Bank of Chicago, individually and as Agent, and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.


                                    PENNSYLVANIA POWER & LIGHT COMPANY

                                    By: _____________________________________
                                    Print Name: _____________________________
                                    Title: __________________________________

                 SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                    TO
                 NOTE OF PENNSYLVANIA POWER & LIGHT COMPANY
                   DATED _______________________, 19____


                                                 Maturity
               Principal         Maturity        Principal
               Amount of       of Interest         Amount           Unpaid
___Date___________Loan___________Period_____________Paid____________Balance___

                                 EXHIBIT "B"

                              FORM OF OPINION

                                                               March 14, 1996

The Agent and the Lenders who are parties to the Credit Agreement described below.

Gentlemen/Ladies:

	I am Senior Counsel of Pennsylvania Power & Light Company (the "Borrower"), and, as such, am familiar with the steps and proceedings taken by the Borrower in connection with its execution and delivery of a Term Credit Agreement among the Borrower, The First National Bank of Chicago, individually and as Agent, and the Lenders named therein, providing for Advances in an aggregate principal amount not exceeding $116,000,000 at any one time outstanding and dated as of March 14, 1996 (the "Agreement"). All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

	I have examined the Borrower's articles of incorporation, by-laws, resolutions, the Loan Documents and such other matters of fact and law which I deem necessary in order to render this opinion. Based upon the foregoing, it is my opinion that:

	l. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

	2. The execution and delivery of the Loan Documents by the Borrower and the performance by the Borrower of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of the Borrower and will not:

	  (a)  require any consent of the Borrower's shareholders;

	  (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or the Borrower's articles of incorporation or by-laws or any indenture, instrument or agreement binding upon the Borrower; or

	  (c) result in, or require, the creation or imposition of any lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower.

	3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

	4. Except as set forth in the Borrower's Form 10-K Report to the Securities and Exchange Commission for the year ended December 31, 1994, there is no litigation or proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition of the Borrower or its ability to perform its obligations under the Loan Documents.

	5. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by the Borrower of the Obligations.

	This opinion may be relied upon only by the Agent, the Lenders and their participants, assignees and other transferees.

                                    Very truly yours,

                                    Michael A. McGrail
                                    Senior Counsel

                                 EXHIBIT "C"

                             OFFICER'S CERTIFICATE



To:	The Lenders parties to the
	Term Credit Agreement Described Below

	This Officer's Certificate is furnished pursuant to that certain Term Credit Agreement dated as of March 14, 1996 (as amended, modified, renewed or extended from time to time, the "Agreement") among the Borrower, the lenders party thereto and The First National Bank of Chicago, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Officer's Certificate have the meanings ascribed thereto in the Agreement.

	THE UNDERSIGNED HEREBY CERTIFIES THAT:

	1.  I am the duly elected _____________________ of the Borrower;

	2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

	3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

	Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

	____________________________________________________________________
	____________________________________________________________________
	____________________________________________________________________
	____________________________________________________________________


	The foregoing certifications are made and delivered this ____ day of ___ __________, 19___.


                                             ________________________________

                                 EXHIBIT "D"

                             ASSIGNMENT AGREEMENT

	This Assignment Agreement (this "Assignment Agreement") between _______ _______________ (the "Assignor") and _______________________________(the
"Assignee") is dated as of _________, 19__. The parties hereto agree as follows:

	1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of
Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

	2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of
Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

	3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of
Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section
12.3.1 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

	4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective
Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Eurodollar Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Eurodollar Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurodollar Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurodollar Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Eurodollar Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Eurodollar Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurodollar Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Eurodollar Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Eurodollar Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Eurodollar Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to Eurodollar Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans or fees, or the Payment Date, in the case of Eurodollar Loans, and not previously paid by the Assignee to the Assignor.]** In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

	5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of Eurodollar Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to
Section 4 hereof). The amount of such fee shall be the difference between (i) the interest paid with respect to the amounts assigned to the Assignee



___________
*	Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each
interest rate was     of 1%  less than the interest rate paid by the Borrower.
 In addition, the Assignee agrees to pay    % of the recordation fee required
to be paid to the Agent in connection with this Assignment Agreement.

 	6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

	7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].**

	8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

	9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

	10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

	11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

	12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

	13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.










**	to be inserted if the Assignee is not incorporated under the laws of the
United States, or a state thereof.

	IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                                    [NAME OF ASSIGNOR]

                                    By:  ________________________________
                                    Title:  _____________________________
                                            _____________________________
                                            _____________________________


                                    [NAME OF ASSIGNEE]

                                    By:  ________________________________

                                    Title:  _____________________________
                                            _____________________________
                                            _____________________________


	SCHEDULE 1
	to Assignment Agreement

1.	Description and Date of Credit Agreement:

	Term Credit Agreement dated March 14, 1996 by and among Pennsylvania Power & Light Company, The First National Bank of Chicago, individually and as Agent, and the Lenders party thereto.

2.	Date of Assignment Agreement:  _____________, 19__

3.	Amounts (As of Date of Item 2 above):

  a.	Total of Commitments
    	(Loans)* under
    	Credit Agreement                                           $______

  b.	Assignee's Percentage
    	of Facility purchased
    	under the Assignment
    	Agreement**                                                _______%

  c. 	Amount of Assigned Share in
    	Facility purchased under
    	the Assignment
    	Agreement                                                  $______

4.	Assignee's Aggregate (Loan
    	Amount)* Commitment Amount
    	Purchased Hereunder:                                       $______

5.	Proposed Effective Date:                           _______________

Accepted and Agreed:

[NAME OF ASSIGNOR]                         [NAME OF ASSIGNEE]


By: __________________________________     By: _______________________________

Title: _______________________________     Title: ____________________________











*	If a Commitment has been terminated, insert outstanding Loans in place of
Commitment
**	Percentage taken to 10 decimal places

                Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

          Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

	EXHIBIT "I"
	to Assignment Agreement

	NOTICE
	OF ASSIGNMENT



                                                   ____________________, 19__


To:		PENNSYLVANIA POWER & LIGHT COMPANY
		Two North Ninth Street
		Allentown, Pennsylvania  18101-1179
		Attention:  Treasurer

		THE FIRST NATIONAL BANK OF
		  CHICAGO, as Agent
		One First National Plaza
		Chicago, Illinois  60670
		Attention:  Electric, Gas & Telecommunications Division



From:		[NAME OF ASSIGNOR] (the "Assignor")

		[NAME OF ASSIGNEE] (the "Assignee")


	1.	We refer to that Term Credit Agreement (the "Credit Agreement")
described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

	2.	This Notice of Assignment (this "Notice") is given and delivered to the Borrower and the Agent pursuant to Section 12.3.2 of the Credit
Agreement.

	3.	The Assignor and the Assignee have entered into an Assignment
Agreement, dated as of            , 19   (the "Assignment"), pursuant to
which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of
Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in
Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3.1 and 12.3.2 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

	4.	The Assignor and the Assignee hereby give to the Borrower and the
Agent notice of the assignment and delegation referred to herein.  The
Assignor will confer with the Agent before the date specified in Item 5 of
Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the
Assignee.   At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

	5.	The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $3,500 required by Section 12.3.2 of the Credit Agreement.

	6.	If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

	7.	The Assignee advises the Agent that notice and payment
instructions are set forth in the attachment to Schedule 1.

	8.	The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.



	9.	The Assignee authorizes the Agent to act as its agent under the
Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

NAME OF ASSIGNOR                     NAME OF ASSIGNEE


By:_____________________________     By: ___________________________________

Title: _________________________     Title: ________________________________


ACKNOWLEDGED AND CONSENTED TO       ACKNOWLEDGED AND CONSENTED TO
BY THE FIRST NATIONAL BANK OF       BY PENNSYLVANIA POWER & LIGHT
CHICAGO                             COMPANY


By: ____________________________    By: ____________________________________

Title: _________________________    Title: _________________________________



	[Attach photocopy of Schedule 1 to Assignment]























* May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

                                 EXHIBIT "E"

                 LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To The First National Bank of Chicago,
 as Agent (the "Agent") under the Credit Agreement
 Described Below.

Re:	Term Credit Agreement, dated March 14, 1996 (as the same may be amended or modified, the "Credit Agreement"), among Pennsylvania Power & Light
Company (the "Borrower"), the Agent, and the Lenders named therein.
Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

	The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with
Section 2.12 of the Credit Agreement.

Facility Identification Number(s)__________________________________________

Customer/Account Name _____________________________________________________

Transfer Funds To _________________________________________________________

	              _______________________________________________________

	              _______________________________________________________

For Account No. ___________________________________________________________

Reference/Attention To ____________________________________________________

Authorized Officer (Customer Representative)    Date ______________________


______________________________       ______________________________________
(Please Print)                                              Signature

Bank Officer Name                    Date _________________________________


______________________________       ______________________________________
(Please Print)                                              Signature
  (Deliver Completed Form to Credit Support Staff For Immediate Processing)



















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